Exhibit 99.1

CONTACT:	Investor Relations:	Public Relations:
	Joseph Scirocco/Fay Yee	Caren Bell
	(212) 548-1570/1812	(212) 548-1823

FOR IMMEDIATE RELEASE

TOMMY HILFIGER CORPORATION REPORTS

FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS

•    Fiscal Fourth Quarter EPS at High End of Pre-Announced Range

•    Maintains Fiscal 2004 Outlook

•    Provides Details of Fiscal 2004 Expectations

HONG KONG, June 5, 2003 – Tommy Hilfiger Corporation (NYSE:TOM) today reported its results for the fourth quarter and fiscal year ended March 31, 2003, as well as its current outlook for the fiscal year ending March 31, 2004.

For the fourth quarter of fiscal 2003, the Company earned net income, before the effects of the goodwill charge and other special items described below, of $28.3 million or $0.31 per share, which is at the high end of its range of expected earnings previously announced on May 8, 2003. After taking special items into account as described below, and in accordance with generally accepted accounting principles (“GAAP”) the Company reported a net loss for the fiscal fourth quarter of 2003 of $113.8 million or $1.26 per share, compared to net income of $40.7 million or $0.45 per share for the quarter ended March 31, 2002. Net revenue for the fourth quarter of fiscal 2003 was $498.0 million compared to $499.8 million in the fourth quarter of fiscal 2002.

Commenting on the results, Chairman and CEO Joel Horowitz said, “As we anticipated, retail conditions were difficult during the fiscal fourth quarter, particularly for our U.S. Wholesale business. On the other hand, we were very pleased with the contribution of Tommy Hilfiger Europe, which achieved revenue for the full fiscal year of $275.8 million, ahead of the expectations we originally established for the business when we acquired it in July, 2001 and 44.2% above last year on a constant currency basis. In addition, during the quarter we continued to realize strong contributions to both earnings and cash flows from our Licensing segment and our U.S. retail business. Furthermore, beginning in mid-April and continuing throughout May, we saw improved retail trends in our U.S. men’s sportswear, jeans and missy divisions, as well as in our U.S. retail division. We are encouraged by these improvements as we believe they are an indication that our product is trend-right and our brand recognition continues to be strong.

In the Company’s Wholesale segment, revenue for the fourth quarter of fiscal 2003 was $406.5 million compared to $409.1 million in the prior year. Within the Wholesale segment, revenue in

Tommy Hilfiger Corporation

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the children’s component was up 12.0% to $91.0 million in the fourth quarter of fiscal 2003, while the men’s and women’s components reported declines of 4.0% to $157.0 million and 3.5% to $158.4 million, respectively.

In the Company’s Retail segment, revenue for the fourth quarter of fiscal 2003 was $73.1 million, compared with $75.9 million in the comparable prior year’s quarter, as an increase in the number of stores partially offset a comparable store sales decline in the mid-teen percentage range. Comparable store sales for the fourth quarter of fiscal 2003 were adversely affected by the Easter shift, poor weather conditions and reduced customer traffic. Comparable store sales in April, May and early June, however, showed a strong improvement from this trend. Retail segment revenue includes revenue of 37 retail stores previously slated for closure in the amount of $5.2 million and $7.4 million for the fiscal quarters ended March 31, 2003 and March 31, 2002, respectively. Operating losses of these stores for the quarters ended March 31, 2003 and March 31, 2002 amounted to $5.3 million and $4.9 million, respectively. A total of 18 of these stores were closed by March 31, 2003; the remaining 19 stores closed in April. Licensing segment revenue increased 24.2% to $18.4 million in the quarter ended March 31, 2003 versus the comparable prior year quarter, due entirely to the recognition of royalties on an under-performing license that had not previously been recognized.

Full Year Fiscal 2003 Results

For the full fiscal year ended March 31, 2003, the Company had net income before the effects of the goodwill charge and other special items of $126.7 million or $1.40 per share, versus $134.5 million or $1.49 per share for the prior fiscal year. In accordance with GAAP, including the effects of special items described below, along with the cumulative effect of a change in accounting principle for goodwill and intangible assets and a related one-time, non-cash deferred tax charge, the Company’s net loss for fiscal 2003 was $513.6 million or $5.68 per share. Fiscal 2003 results benefited from the elimination of $32.6 million of amortization of goodwill and indefinite-lived intangibles following an accounting change. Net revenue for the fiscal year ended March 31, 2003 was $1.89 billion, compared to $1.88 billion for fiscal 2002. Consolidated net revenue for each of the full fiscal years includes revenue of 37 retail stores previously slated for closure in the amount of $31.1 million and $29.1 million for the fiscal years ended March 31, 2003 and March 31, 2002, respectively. Operating losses of these stores for the fiscal years ended March 31, 2003 and March 31, 2002 amounted to $16.8 million and $7.0 million, respectively. There were 90.4 million fully diluted average shares and share equivalents outstanding for the fiscal year ended March 31, 2003 compared to 90.0 million a year ago.

Reconciliation

The Company’s net income for the fourth quarter of fiscal 2003 of $28.3 million or $0.31 per share does not include the following special items. As previously disclosed in its May 8, 2003 announcement, during the fourth quarter of fiscal 2003, the Company recorded a non-cash charge of $150.6 million for the impairment of goodwill, principally in its U.S. wholesale component. The charge has no effect on the Company’s credit facilities, financial covenants or cash flows. Also as previously announced, the Company successfully executed its plan to close certain stores in its U.S. specialty store division and did so at a cost below the amount originally provided. Accordingly, the net loss under GAAP for the fourth quarter of fiscal 2003 of $113.8 million or $1.26 per share, included income of $9.3 million on a pretax basis, or $0.07 per share, from the reversal of a portion of these special charges. Additionally during the fourth quarter of fiscal 2003, the Company benefited from the collection of royalties, amounting to $3.9 million on a pretax basis, or $0.03 per share, on an under-performing license that had not previously been recognized in income.

Following is a reconciliation of earnings and earnings per share before special items to earnings and earnings per share computed in accordance with GAAP for both the fiscal fourth quarter and year ended March 31, 2003. The Company believes that these adjusted financial results provide a more meaningful presentation of its ongoing results of operations.

	Dollar amounts in millions, except per share data

	Net Income (Loss)		Earnings (Loss) Per Share
	Quarter Ended March 31, 2003	Year Ended March 31, 2003	Quarter Ended March 31, 2003	Year Ended March 31, 2003
Earnings before special items	$28.3	$126.7	$0.31	$1.40
Charge for goodwill impairment	(150.6)	(150.6)	(1.67)	(1.67)
Store closure (provision)/reversal	6.0	(50.8)	0.07	(0.56)
Recognition of amounts due on an under-performing license	2.5	2.5	0.03	0.03
Cumulative effect of change in accounting principle		(430.0)		(4.76)
Tax effect of change in accounting principle		(11.4)		(0.12)

Loss under GAAP	$(113.8)	$(513.6)	$(1.26)	$(5.68)

Balance Sheet

The Company reported cash and cash equivalents of $420.8 million at March 31, 2003 and long-term debt of $502.2 million. During the fourth quarter of fiscal 2003, the Company used cash on hand to repurchase $11.5 million principal amount of the 6.50% Notes as well as to pay down $65.0 million of short-term borrowings under its lines of credit. On June 1, the Company paid off as scheduled, the remaining $151.1 million principal amount of its 6.50% Notes.

Inventory increased to $229.7 million, compared to $185.0 million a year ago. Wholesale inventory increased to $162.5 million at March 31, 2003 from $135.5 million at March 31, 2002. Approximately 40% of the Wholesale inventory increase was due to higher inventories in Europe to support its growth. U.S. Wholesale inventory increased due to a temporary oversupply of basic product, which is expected to be brought into balance over the next two quarters. Retail inventories were $67.2 million at March 31, 2003, compared to $49.5 million a year ago. This increase was primarily attributed to Europe and Canada, which added 13 stores since last year.

Fiscal Year 2004 Forecast

For fiscal 2004, the Company expects net revenue to be below that of fiscal 2003, in the high single digit percentage range. Low single digit declines are expected in each of the first and second quarters of the year, and a low double digit decline is anticipated in the second half of the year. Commenting on the Company’s earnings outlook for fiscal 2004, Mr. Horowitz said, “We have gained some visibility into retailers’ plans through the Holiday 2003 season, and believe that business conditions will remain very challenging. However, the improved retail trends exhibited in April and May by our U.S. men’s sportswear, jeans and missy divisions, as well as our U.S. retail division are encouraging, and indicate to us that our product is trend-right. With these improvements and our strong brand recognition, we believe we are well positioned to benefit from a positive turn in the economic climate. Furthermore, we remain very pleased with the momentum of Tommy Europe. We believe our pan-European distribution strategy and balanced product portfolio in this market will enable Tommy Europe to achieve revenue growth of over 20% for fiscal 2004. Consistent with our May 8 announcement, we continue to believe that we can achieve earnings per share for fiscal 2004 in the range of $1.00 to $1.20, although doing so is predicated upon some improvement in business conditions.”

Addressing quarterly estimates, the Company indicated that as a result of improvements, it now expects to earn net income per share in the mid-single digits for the first quarter of fiscal 2004. Referring to analyst consensus estimates as reported by First Call for the remaining quarters of fiscal year 2004, the Company believes such estimates are reasonable. The Company further indicated that visibility is limited at this point and that it will comment further on its expectations for the second through fourth fiscal quarters when it reports results for the quarter ending June 30, 2003.

For the year ending March 31, 2004, the Company expects revenue in its Wholesale segment to be down 10% to 15% from $1.4 billion in fiscal year 2003, as increases in Europe partially offset declines in the United States. The Company anticipates Wholesale segment revenue declines in the mid-single digit percentage range in the first and second quarters, followed by a high teen decline in the second half of the year. Category weakness in each wholesale component is expected to result in curtailed purchases by the Company’s major U.S. customers, particularly in the Women’s component. Revenue for the year in the Women’s component is expected to decline in the mid-teen percentage range from $564.7 million reported in fiscal 2003, principally due to volume reductions in the Juniors business. Menswear revenue is projected to be down mid-single digits from $555.1 million in fiscal 2003. Revenue in the Men’s component for fiscal year 2004 includes revenue from Men’s Underwear, which began operating as an in-house unit, effective June 1, 2003. Children’s revenue is expected to decline in the high teen percentage range from $300.4 million in fiscal 2003 as the Company continues to selectively exit from less productive doors. Revenue in the Company’s Retail segment is expected to grow high single digits in fiscal 2004 from $405.1 million in fiscal 2003, with revenue from new store openings in Europe, Canada and the U.S. offsetting the reduction in revenue from the recent specialty store closures. Licensing segment revenue is projected to be down approximately 10% from $62.7 million in fiscal 2003, in part due to the elimination in royalties of the Men’s Underwear business.

The Company also said that its projections for fiscal 2004 assume continued tight control over working capital and capital expenditures. Capital expenditures are projected to be approximately $75 million. The Company’s effective tax rate for fiscal 2004 is expected to be approximately 23%. The Company projects weighted average shares outstanding to be approximately 91.0 million for the year.

Strategic Direction

Commenting on the Company’s strategic direction, Mr. Horowitz stated, “The Company’s main priority is to strengthen its core Tommy Hilfiger businesses. One of our greatest strengths as a company is our proven ability to build a global lifestyle brand, and we believe we can successfully apply this building process to other brands as well. This would allow us to better leverage our worldwide infrastructure, which we believe is capable of supporting significantly higher volume. We continue to generate substantial cash flows, which we are prepared to put to work in the effort to maximize the Tommy Hilfiger brand and to further diversify our revenue and earnings base.”

Mr. Horowitz concluded, “I’m pleased to report that we have met some strong candidates in our CEO search. The Company’s strategic initiatives, however, will not take a back seat to the appointment of a new CEO.”

As previously announced, the Company will be hosting a conference call today at 8:45 a.m. Eastern Time to discuss its financial results and outlook. Those interested in listening to the conference call can access the online broadcast at http://www.firstcallevents.com/service/ajwz382319709gf12.html. An online replay of the broadcast will also be available shortly after the completion of the call at the same address and will be available through Thursday, June 12, 2003.

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men’s and women’s sportswear, jeanswear and childrenswear under the Tommy Hilfiger trademarks. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance and home furnishings. The Company’s products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong and other countries in the Far East, as well as the Company’s own network of outlet and specialty stores in the United States, Canada and Europe.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as “anticipate,” “estimate,” “project,” “expect,” “believe” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, including, but not limited to, the overall level of consumer spending on apparel, the financial strength of the retail industry generally and the Company’s customers, distributors and franchisees in particular, changes in trends in the market segments and geographic areas in which the Company competes, the strength of our brand, the level of demand for the Company’s products, actions by our major customers or existing or new competitors, changes in currency and interest rates, changes in applicable tax laws, regulations and treaties and changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products, as well as other risks and uncertainties set forth in the Company’s publicly-filed documents, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2002. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

—Tables Follow—

TOMMY HILFIGER CORPORATION

SELECTED FINANCIAL INFORMATION

STATEMENT OF OPERATIONS DATA

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
NET REVENUE	$498.0	$499.8
COST OF GOODS SOLD	285.8	287.7

GROSS PROFIT	212.2	212.1

DEPRECIATION AND AMORTIZATION	22.4	30.9
GOODWILL IMPAIRMENT	150.6	—
SPECIAL CHARGES	(9.3)	—
OTHER SG&A EXPENSES	141.3	126.1

TOTAL SG&A EXPENSES	305.0	157.0

INCOME (LOSS) FROM OPERATIONS	(92.8)	55.1

INTEREST EXPENSE, NET	10.4	9.7

INCOME (LOSS) BEFORE TAXES	(103.2)	45.4

INCOME TAXES	10.6	4.7

NET INCOME (LOSS)	$(113.8)	$40.7

EARNINGS (LOSS) PER SHARE—BASIC

NET INCOME (LOSS)	$(1.26)	$0.45

WEIGHTED AVERAGE SHARES OUTSTANDING	90.6	89.8

EARNINGS (LOSS) PER SHARE—DILUTED

NET INCOME (LOSS)	$(1.26)	$0.45

WEIGHTED AVERAGE SHARES AND SHARE EQUIVALENTS OUTSTANDING	90.6	90.5

TOMMY HILFIGER CORPORATION

SELECTED FINANCIAL INFORMATION

STATEMENT OF OPERATIONS DATA

(In millions, except per share amounts)

(Unaudited)

	Twelve Months Ended March 31,
	2003	2002
NET REVENUE	$1,888.1	$1,876.7
COST OF GOODS SOLD	1,058.4	1,073.1

GROSS PROFIT	829.7	803.6

DEPRECIATION AND AMORTIZATION	87.2	114.1
GOODWILL IMPAIRMENT	150.6	—
SPECIAL CHARGES	75.6	—
OTHER SG&A EXPENSES	545.5	503.8

TOTAL SG&A EXPENSES	858.9	617.9

INCOME (LOSS) FROM OPERATIONS	(29.2)	185.7

INTEREST EXPENSE, NET	40.2	31.1

INCOME (LOSS) BEFORE TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(69.4)	154.6

INCOME TAXES
RECURRING	2.8	20.1
TAX EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE	11.4	—

	14.2	20.1

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(83.6)	134.5

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(430.0)	—

NET INCOME (LOSS)	$(513.6)	$134.5

EARNINGS (LOSS) PER SHARE—BASIC

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$(0.92)	$1.50

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$(4.76)	$—

NET INCOME (LOSS)	$(5.68)	$1.50

WEIGHTED AVERAGE SHARES OUTSTANDING	90.4	89.4

EARNINGS (LOSS) PER SHARE—DILUTED

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$(0.92)	$1.49

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$(4.76)	$—

NET INCOME (LOSS)	$(5.68)	$1.49

WEIGHTED AVERAGE SHARES AND SHARE EQUIVALENTS OUTSTANDING	90.4	90.0

TOMMY HILFIGER CORPORATION

SELECTED FINANCIAL INFORMATION

BALANCE SHEET DATA

(In millions)

(Unaudited)

	March 31, 2003	March 31, 2002
CASH AND CASH EQUIVALENTS	$420.8	$387.2

ACCOUNTS RECEIVABLE	185.0	224.4

INVENTORIES	229.7	185.0

WORKING CAPITAL	502.5	591.2

PROPERTY AND EQUIPMENT, NET	248.3	302.9

INTANGIBLE AND OTHER ASSETS	864.3	1,397.6

TOTAL ASSETS	2,028.2	2,594.5

CURRENT PORTION OF LONG-TERM DEBT	151.9	0.7

SHORT-TERM BORROWINGS	19.4	62.7

OTHER CURRENT LIABILITIES	241.8	239.3

LONG TERM DEBT	350.3	575.3

DEFERRED TAX AND OTHER LIABILITIES	221.4	219.0

TOTAL LIABILITIES	984.8	1,097.0

SHAREHOLDERS’ EQUITY	1,043.4	1,497.5